                                                                     EXHIBIT 5.1
                              SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL       TELEPHONE: (212) 574-1200         1200 G STREET, N.W.
                           FACSIMILE: (212) 480-8421      WASHINGTON, D.C. 20005
                                 WWW.SEWKIS.COM        TELEPHONE: (202) 737-8833
                                                       FACSIMILE: (202) 737-5184


                                                                   March 2, 2005

Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Shirlaw House
87 Shirley Street
P.O. Box 55-19085
Nassau, Bahamas

            Re: 9% First Preferred Ship Mortgage Notes due 2014

Ladies and Gentlemen:

      We have acted as United States and New York counsel to Ultrapetrol (Bahamas) Limited, a Bahamas corporation (the "Company") and to the Company's subsidiaries listed on Exhibit A hereto (each a "Guarantor" and collectively the "Guarantors") in connection with the Company's Registration Statement on Form F-4 (Registration No. 333-122254), as amended (the "Registration Statement") as filed with the United States Securities and Exchange Commission (the "Commission"), with respect to the Company's offer to exchange (the "Exchange Offer") up to $180,000,000 of the Company's 9% First Preferred Ship Mortgage Notes due 2014 (the "Exchange Notes") for an identical principal amount at maturity of its outstanding 9% First Preferred Ship Mortgage Notes due 2014 (the "Outstanding Notes"). The Exchange Notes are to be issued pursuant to the Indenture dated as of November 24, 2004 between the Company, the Guarantors and Manufacturers Traders and Trust Company, as Trustee (the "Trustee") (the "Indenture") and, when issued, will be guaranteed by the Guarantors (the "Guarantees") pursuant to the Indenture. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Indenture; (iv) the form of the Outstanding Notes; (v) the form of the Exchange Notes and (vi) such corporate documents and records of the Company and the Guarantors and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the
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Ultrapetrol (Bahamas) Limited
March 2, 2005
Page 2

opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and the Guarantors and others.

     We have assumed due authorization of the Exchange Notes and the Guarantees under the laws of incorporation of the Company and each Guarantor, as the case may be. With respect to the due authorization of the Exchange Notes and the Guarantees we have relied upon the opinions of counsel of each of the Company and each Guarantor filed as exhibits to the Registration Statement, and we have assumed that the Exchange Notes have been validly executed and delivered by the Company.

     We have further assumed for the purposes of this opinion that the Indenture and all documents contemplated by the Indenture to be executed in connection with the Exchange Offer, have been duly authorized and validly executed and delivered by each of the parties thereto. Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that: the Exchange Notes and the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the Indenture and delivered pursuant to the Exchange Offer upon the terms and conditions set forth in the Prospectus, will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

     We are members of the bar of the State of New York, and this opinion is limited to the law of the State of New York and the federal laws of the United States of America as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Enforceability of Civil Liabilities," and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.


                                        Very truly yours,




                                        /s/ Seward & Kissel LLP
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Ultrapetrol (Bahamas) Limited
March 2, 2005
Page 4



                                   Exhibit A


Bayham Investments S.A.
Baldwin Maritime Inc.
Cavalier Shipping Inc.
Corporacion De Navegacion Mundial S.A.
Danube Maritime Inc.
Imperial Maritime Ltd. (Bahamas) Inc.
General Ventures Inc.
Kattegat Shipping Inc.
Kingly Shipping Ltd.
Majestic Maritime Ltd.
Massena Port S.A.
Monarch Shipping Ltd.
Noble Shipping Ltd.
Oceanpar S.A.
Oceanview Maritime Inc.
Parfina S.A.
Parkwood Commercial Corp.
Princely International Finance Corp.
Regal International Investments S.A.
Riverview Commercial Corp.
Sovereign Maritime Ltd.
Stanmore Shipping Inc.
Tipton Marine Inc.
Ultrapetrol International S.A.
Ultrapetrol S.A.
UP Offshore (Holdings) Ltd.


02351.0008 #533176